Exhibit 99.j(1)

CONSENT OF COUNSEL

AIM Stock Funds

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statement of Additional Information for the retail and institutional classes of AIM Stock Funds, which are included in Post-Effective Amendment No. 82 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-26125), and Amendment No. 56 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-1474), on Form N-1A of AIM Stock Funds.

/s/ Ballard Spahr Andrews & Ingersoll, LLP
Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania
November 13, 2007